                                                                    EXHIBIT 10.3


                           MASTER SERVICES AGREEMENT


                                      FOR

                           SYSTEM MANAGEMENT SERVICES

                          REFERENCE NO.012272-001-001





                                 BY AND BETWEEN

                           NATIONSBANC SERVICES, INC.


                                      AND


                            NETWORK SOLUTIONS, INC.

                           MASTER SERVICES AGREEMENT
                          REFERENCE NO.012272-001-001


                               TABLE OF CONTENTS


SECTION NO.                       SECTION HEADING
----------              -----------------------------------------------
1.0                        Term of Agreement
2.0                        Affiliates
3.0                        Scope of Agreement
4.0                        Mutual Representations and Warranties
5.0                        Representations and Warranties of Company
6.0                        Covenants
7.0                        Force Majeure
8.0                        Relationship/Personnel
9.0                        Subcontracting
10.0                       Ordering of Services
11.0                       Non-Discrimination
12.0                       Confidentiality
13.0                       Security
14.0                       Indemnification
15.0                       Damages
16.0                       Insurance
17.0                       Minority Business Development Initiative
18.0                       Administration
19.0                       Pricing/Fees
20.0                       Invoices/Taxes/Payments
21.0                       Retention of Records/Audit
22.0                       Termination
23.0                       Notices
24.0                       Assignment
25.0                       Arbitration
26.0                       Applicable Law
27.0                       Miscellaneous

EXHIBIT A          GENERAL CLASSIFICATIONS FOR SERVICES
EXHIBIT B          JOB CATEGORIES
EXHIBIT C          NATIONSBANC MASTER CONTRACT TIME AND MATERIAL/LABOR
                   HOUR RATES

                  MASTER SYSTEM MANAGEMENT SERVICES AGREEMENT
                          REFERENCE NO.012272-001-001

This Master System Management Services Agreement ("Agreement") is entered into by and between NationsBanc Services, Inc. ("NBSI") and Network Services, Inc. ("Company").

This Agreement establishes the terms, conditions and consideration under which Company will provide services ("Services") for System Management Services as specified in EXHIBIT B, attached and by this reference incorporated hereto.

1.0      TERM OF AGREEMENT
1.01. INITIAL TERM. This Agreement shall apply and remain in effect from January 1, 1997 through December 31, 1999, excluding any potential renewal term(s) ("Initial Term") unless sooner terminated as provided herein.

1.02. EXTENSIONS. NBSI shall have the right to extend this Agreement for an additional twelve (12) month period(s) ("Renewal Term") by giving Company written notice of its intent at least thirty (30) calendar days prior to the end of the Initial Term.

1.03. CONTINUATION OF AGREEMENT. In the event NBSI fails to notify Company of its intent to renew or terminate this Agreement, the Agreement shall continue in effect on a month-to-month basis, at the prices last offered for Services under the Initial Term, until canceled by either party upon thirty (30) calendar days prior written notice to the other.

2.0      AFFILIATES
2.01. Definition. When used in this Agreement, the term "NBSI Affiliate" shall mean all entities now or hereafter controlling, controlled by, or under common control, directly or indirectly, of NBSI or NBSI's parent.

2.02. RIGHTS OF NBSI AFFILIATES. Company expressly acknowledges and agrees that (a) NBSI has contracted with Company under this Agreement in order to satisfy current or future obligations of NBSI to, or requirements of, one or more NBSI Affiliates, (b) to the extent that the interests of NBSI Affiliates are affected by this Agreement, all obligations of Company under this Agreement shall extend, and all rights and privileges of NBSI shall accrue, to the NBSI Affiliates to the same extent as such obligations, rights and privileges extend or accrue to NBSI under this Agreement, and (c) notwithstanding the foregoing, NBSI shall solely be responsible to Company for the performance of NBSI's obligations under this Agreement.

3.0      SCOPE OF THE AGREEMENT
3.01. Company will provide the Services as set forth in EXHIBIT B, attached hereto, in accordance with the requirements for Services set forth therein.

3.02. Any written document submitted to NBSI by Company in connection with this Agreement, including but not limited to, invoices, Services schedules, and the like shall reference, as applicable, Contract Task Order number and/or Agreement reference number.

4.0      MUTUAL REPRESENTATIONS AND WARRANTIES
4.01. Each party represents and warrants the following: (a) in performance of its obligations under this Agreement, each party shall act fairly and in good faith; (b) its execution, delivery and performance of this Agreement (i) have been authorized by all necessary corporate action,
         (ii) do not violate the terms of any law, regulation, or court order to which such party is subject, or the terms of any material agreement to which the party or any of its assets may be subject, and (iii) are not subject to the consent or approval of any third party; (c) this Agreement is the valid and binding obligation of the representing party, enforceable against such party in accordance with its terms; and (d) such party is not subject to any pending or threatened litigation or governmental action which could interfere with such party's performance of its obligations hereunder.

5.0      REPRESENTATIONS AND WARRANTIES OF COMPANY
5.01. In rendering its obligations under this Agreement, without limiting other applicable performance warranties, Company represents and warrants to NBSI as follows: (a) all work will be performed in a professional and workmanlike manner; (b) Company is in good standing in the state of its incorporation and is qualified to do business as a foreign corporation in each of the states in which it is providing services hereunder; and (c) Company shall secure all permits, licenses, regulatory approvals and registrations required to render services set forth herein, including without limitation, registration with the appropriate taxing authorities for remittance of taxes.

6.0      COVENANTS
6.01. During the term of this Agreement, Company shall (a) use all reasonable efforts to avoid the disruption of normal operations of NBSI or any NBSI Affiliate; (b)at all times maintain capital and other financial resources sufficient to permit Company to perform its obligations under this Agreement; (c) pay its debts generally as they become due; and (d) at the request of NBSI, shall deliver to NBSI financial statements of Company as prepared by or for Company in the ordinary course of its business and covenant that such financial statements are true and correct in all material respects; and (e) notify NBSI immediately in the event there is a material adverse change in the business or financial condition of Company since the last submission of financial statements to NBSI.

7.0      FORCE MAJEURE
7.01. SUSPENSION OF OPERATIONS. Neither party shall be liable for damages for delay in the Services herein arising out of causes beyond its control and without its fault or negligence, including, but not limited to, act of God or of the public enemy, acts of the Government, fires, floods, epidemics, strikes, labor disturbances or freight embargoes (but not including delays caused by subcontractors or suppliers), provided that, in the case of Company, Company shall within ten (10) days from the beginning of such delay, notify NBSI in writing of the cause of delay and Company's contingency plan to cure such delay; however, if a delay exceeds a total of thirty (30) days, NBSI may terminate this Agreement.

7.02. CONTINGENCY PLAN. Company agrees to establish and maintain policies and procedures relevant to contingency plans, recovery plans, and proper risk controls to ensure Company's continued performance under this Agreement. Said policies and procedures must be in place within sixty (60) business days from the date of execution of this Agreement and shall include, but not be limited to, testing with respect to reasonable assurance of effectiveness, control functions with respect to accountability elements and corrective actions to be immediately implemented, if necessary. Company agrees to provide copies of said policies and procedures to NBSI, upon request.

8.0      RELATIONSHIP/PERSONNEL
8.01. INDEPENDENT CONTRACTOR STATUS. This Agreement shall not be construed as creating an employee/employer, agency, partnership, or joint venture relationship between Company (or any of its agents or employees) and NBSI or NBSI Affiliates. Each party shall have the obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed under this Agreement and shall be liable for the acts or omissions of their employees and agents in performing their respective obligations hereunder.

8.02. CHANGE IN PERSONNEL. Upon the request of NBSI, Company agrees to immediately remove any of Company's employee(s) or agent(s) who's performance is unsatisfactory under this Agreement and replace such employee(s) or agent(s) as soon as practicable.

8.03. EMPLOYMENT. During the term of this Agreement including any extensions thereof, each party agrees not to recruit, solicit, or hire any of the other party's employees who are directly associated or performing under any Task Order issued under the Agreement. However, former employees of either party who have left the employ of that party for a period of six months during the term of this Agreement are not subject to this provision. Notwithstanding the above, the parties may jointly agree to waive this provision on a case-by-case basis upon prior thirty (30) Calendar Day written notice by the party seeking a waiver from this provision to the other party when it is in the best interests of either party's employee. Such notice shall be provided to the representative listed in Section 23 "Notices" below. No single waiver of this provision shall constitute a continuing or subsequent waiver.

9.0      SUBCONTRACTING
9.01. In performing its obligations under this Agreement, Company may engage subcontractors and other third parties ("Subcontractor(s)"). Company shall require all Subcontractors, as a condition to their engagement, to agree to be bound by provisions substantially identical to those included in this Agreement, specifically those relating to the indemnification of NBSI and NBSI Affiliates, insurance requirements, treatment of Confidential Information, and Security. Company shall notify NBSI in writing of its intent to engage a Subcontractor. The engagement of a Subcontractor by Company shall be subject to NBSI's prior written consent and shall not relieve Company of any of its obligations under this Agreement.

10.0     ORDERING OF SERVICES
10.01.   (a)   All products and Services to be purchased by NBSI hereunder shall be made pursuant to Task Orders issued by NBSI to Company. The terms and conditions this Agreement shall control all Task Orders issued under of this Agreement, and no terms or conditions contained in the Task Orders (other than the specific delivery instructions) shall be of any force or effect.

         (b) Each Task Order shall have a detailed statement of work describing the services ordered by that Task Order, number of labor hours, estimated direct costs and total ceiling amount of the Task Order. Each Task Order shall obligate a dollar amount against which Company shall invoice. Company shall not be required to perform work that would cause the not-to-exceed amount of the Task Order to be exceeded until the Task Order ceiling amount is increased by a Task Order modification. Task Orders become effective when executed by NBSI and received by Company's contract administrator listed in Section 23 "Notices". In the event NBSI changes its requirements subsequent to issuance of a Task Order, the Task Order must be modified in writing and executed by NBSI. Such modification shall be delivered to Company's contract administrator for Company's execution prior to Company being obligated to make changes to its performance under a Task Order(s).

         (c) Under each Task Order Company will provide personnel, its own employees, consultants or employees of its Subcontractors, who satisfy the minimum qualifications for the corresponding labor category they will perform under as set forth in Exhibit B of this Agreement. All hours provided under the Task Order(s) by Company's employees or its Subcontractors or consultants will be applied to the level of effort ordered by NBSI, plus or minus 10%. In order to perform under the Task Order(s) in the most effective manner Company may use more hours of one labor category and fewer hours of another category as long as Company does not exceed the ceiling amount of each Task Order.

10.02. NBSI reserves the right to require reasonable changes in the criteria and/or schedule of Services, consisting of additions, deletions or modifications. All such changes in Services shall be authorized in writing and mutually agreed to by both parties referencing this Agreement.

10.03. All instruments ("Instruments"), such as Contract Task Orders and invoices and the like used in conjunction with this Agreement shall be for the sole purpose of defining quantities, prices and a description of services or products to be provided hereunder, and to this extent only are incorporated as a part of this Agreement. Any terms and conditions included in Instruments beyond the purposes of

         Instrument stated above shall not be incorporated and in no event shall such Instrument be construed to modify, amend, or alter the terms of this Agreement.

11.0     NON-DISCRIMINATION
11.01. EQUAL OPPORTUNITY EMPLOYERS. NBSI and Company are equal opportunity employers and do not discriminate in employment of persons or awarding of subcontracts because of a persons race, sex, age, religion, national origin, veteran or handicap status.

11.02. COMPLIANCE. Company is aware of and fully informed of Company's responsibilities and agrees to the provisions under the following: (a) Executive Order 11246, as amended or superseded in whole or in part, and as contained in Section 202 of said Executive Order as found at 41
         C.F.R: Section 60-1.4(a)(1-7); (b) Section 503 of the Rehabilitation Act of 1973 as contained in 41 C.F.R. Section 60-741.4; and (c) The Vietnam Era Veterans' Readjustment Assistance Act of 1974 as contained in 41 C.F.R. Section 60-250.4.

12.0     CONFIDENTIALITY
12.01. DEFINITION. When used in this Agreement, the term "Confidential Information" shall mean this Agreement, all Proprietary Information (as defined below) and all data, trade secrets, business information and other information of any kind whatsoever which (a) has been disclosed to either party, or to which either party has access, in connection with the negotiation and performance of this Agreement, and
         (b) relates to (i) the other party, (ii) in the case of Company, the NBSI Affiliates and their customers, or (iii) third party vendors or licensors which have made confidential or proprietary information available to NBSI or an NBSI Affiliate.

12.02. PROPRIETARY INFORMATION. When used in this Agreement, the term "Proprietary Information" shall mean all work performed under this Agreement and all work product resulting from such work, including, without limitation, all data, designs, software, programs, card decks, tapes, ideas, concepts, techniques, inventions, proprietary rights, modifications and enhancements, together with all applicable rights to patents, copyrights, trademarks and trade secrets.

12.03. NON-DISCLOSURE. Each of the parties on behalf of itself and its employees, officers, directors, affiliates and agents, hereby agrees that Confidential Information will not be disclosed or made available to any third party, agent or employee for any reason whatsoever, other than with respect to: (a) its employees on a "need to know" basis; (b) subcontractors and other third parties specifically permitted under this Agreement, on a "need to know" basis, provided that all such parties are subject to a confidentiality agreement which shall be no less restrictive than the provisions of this Section (in favor of NBSI and NBSI Affiliates and in form and substance satisfactory to NBSI);
         (c) independent contractors, agents, and consultants hired by NBSI, provided that NBSI uses reasonable efforts to cause such parties to maintain the confidentiality of Company's Confidential Information; and (d) as required by law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement, provided that, prior to any disclosure of either party's Confidential Information as required by law, the party subject to the requirement shall (i) notify the other party of all, if any, actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated, and (ii) cooperate with the other party's reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section shall prohibit or limit either party's use of information or data (a) that can be demonstrated to have been previously known to it, other than through its relationship with the other party, without a confidentiality restriction on the use of such information, (b) independently developed by it, as established by written evidence, (c) rightfully acquired by it from a third party with full legal right to disclose such information, (d) disclosed without similar restrictions by the party that disclosed such Confidential Information pursuant to this Agreement to a third party, (e) approved for disclosure by the affected party pursuant to this Agreement, or (f) which becomes part of the public domain through no breach of this Agreement.



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



12.04. EXCEPTIONS. Nothing in this Section shall prohibit or limit either party's use of information or data (a) that can be demonstrated to have been previously known to it, other than through its relationship with the other party, without a confidentiality restriction on the use of such information, (b) independently developed by it, as established by written evidence, (c) rightfully acquired by it from a third party with full legal right to disclose such information, (d) disclosed without similar restrictions by the party that disclosed such Confidential Information pursuant to this Agreement to a third party,
         (e) approved for disclosure by the affected party pursuant to this Agreement, or (f) which becomes part of the public domain through no breach of this Agreement.

12.05. RETURN OF CONFIDENTIAL INFORMATION. Upon the termination of this Agreement, or at any time upon the request of the other party, each party shall return all Confidential Information in the possession of such party or in the possession of a third party (over which such party has or may exercise control).

12.06. INJUNCTIVE RELIEF. In the event of any breach of the obligations under this Section, each party acknowledges that the other party would have no adequate remedy at law, since the harm caused by such a breach would not be easily measured and compensated for in damages, and that in addition to such other remedies as may be available to the other party, the other party may obtain injunctive relief including, but not limited to, specific performance.

12.07. PUBLICITY. All media releases, public announcements and public disclosures by either party, or their employees or agents, relating to this Agreement or the name of NBSI, any NBSI Affiliate or Company, including, without limitation, promotional or marketing material, but not including any announcement intended solely for internal distribution by the releasing party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing party, shall be coordinated with and approved by the other party in writing prior to the release thereof.

12.08. SURVIVAL. The provisions of this Section shall survive the term or termination of this Agreement for any reason.

13.0     SECURITY
13.01. DEFINITION. Company understands that NBSI and NBSI Affiliates operate under various laws and federal regulatory agencies that are unique to the security sensitive banking industry, As such, persons engaged by Company to provide services under this Agreement are held to a higher standard of conduct and scrutiny than in other industries or business enterprises. Company understands and acknowledges that its employee(s) ("Employee(s)") shall possess appropriate character, disposition and honesty conducive to the environment where services are provided under this Agreement. Company shall, to the extent permitted by law, exercise reasonable and prudent efforts to comply with the Security provisions of this Agreement.

13.02. ACCESS. Company shall not knowingly permit an Employee(s) to have access to the premises, records or data, or to engage in the conduct of the banking affairs of NBSI or NBSI Affiliates when such Employee(s): (a) has been convicted of a crime or has agreed to or entered into a pretrial diversion or similar program in connection with (i) a dishonest act or a breach of trust, as stipulated under
         Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a); and/or (ii) a felony; (b) uses illegal drugs.

13.03 COMPLIANCE. Upon written request from NBSI, Company shall provide evidence of Company's actions to comply with the above provisions for its Employee(s).

13.04 NOTIFICATION. NBSI shall notify Company of any act of dishonesty or breach of trust committed against NBSI or NBSI Affiliates which may involve an Employee(s) and Company shall notify NBSI if it becomes aware of any such offense. Following such notice, at the request of NBSI and to the extent permitted by law, Company shall cooperate with investigations conducted by or on behalf of NBSI or NBSI Affiliates. Such cooperation may include access to Company's Employee(s) for personal interviews related to such investigations. In addition, at the request of NBSI, Company shall conduct its own investigations into the activities of said Employee(s), which may include polygraph examinations when permitted by law and not specifically prohibited by existing collective bargaining (Union) agreements or state statutes, with the results of such investigations and all files and records related thereto being made available to NBSI.

13.05. INTERNAL CONTROLS. Company shall cooperate with the internal operating controls and security processes of NBSI and NBSI Affiliates where products and/or services are provided under this Agreement.

14.0     INDEMNIFICATION
14.01. Company shall indemnify, defend, and hold harmless NBSI and the NBSI Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns from and against any and all claims made, or asserted, or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys' fees and expenses incurred in investigation or defense, arising out of or related to the following: (a) any act or omission by Company, its employees and agents or any Subcontractor engaged by Company in the performance of Company's obligations under this Agreement or otherwise; (b)any material breach in a representation, covenant or obligation of Company contained in this Agreement; (c) any claims that, in using the Products or Services provided to NBSI under this Agreement, NBSI or an NBSI Affiliate has infringed the proprietary rights of any third party; or (d) Company's relationship with its employees, agents or Subcontractors or its capacity as an employer.

14.02. NBSI shall indemnify, defend, and hold harmless Company and its respective officers, directors, employees, agents, successors and permitted assigns from and against any and all claims made, or asserted, or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys' fees and expenses incurred in investigation or defense, arising out of or related to the following: (a) any act or omission by NBSI, its employees and agents or any Subcontractor engaged by NBSI in the performance of NBSI's obligations under this Agreement or otherwise; (1))any material breach in a representation, covenant or obligation of NBSI contained in this Agreement; or (c) NBSI's relationship with its employees, agents or Subcontractors or its capacity as an employer.

15.0     DAMAGES
15.01. CERTAIN RECOVERABLE DAMAGES. Damages recoverable under this Agreement shall include, without limitation, costs, expenses, losses and injuries incurred or suffered by: (a) NBSI or an NBSI Affiliate, as a result of an act, omission, breach, breach of warranty, non-performance or misrepresentation of Company; or (b) NBSI, on account of claims made against NBSI by an NBSI Affiliate, or payment of claims made by NBSI to an NBSI Affiliate, to the extent that such claims or payments result (directly or indirectly) from an act, omission, breach, breach of warranty, non-performance or misrepresentation of Company.

15.02. CONSEQUENTIAL DAMAGES. Neither Company nor NBSI shall be liable for those consequential damages which consist of lost profits or loss of goodwill; provided, however, that the limitations set forth in this Section shall not apply to or in any way limit (a) Company's indemnity obligations under this Agreement, or (b) Company's liability to NBSI or an NBSI Affiliate for consequential damages which arise from Company's gross negligence or willful misconduct.

15.03. ENFORCEMENT EXPENSES. If either party employs an attorney or commences legal or arbitral proceedings to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the other, reasonable costs incurred in connection with such enforcement, including but not limited to, attorney's fees and costs of investigation and litigation/arbitration.

16.0     INSURANCE

16.01. REQUIREMENTS. Company shall, and shall require its Subcontractors to, secure and maintain, at its own expense, throughout the entire term of this Agreement, the following insurance and shall furnish to NBSI certificates evidencing such insurance prior to commencing work. Said certificates shall contain a provision whereby the policy and/or policies shall not be canceled or altered without at least thirty (30) calendar days prior written notice to NBSI.

         (a) WORKER'S COMPENSATION/EMPLOYERS' LIABILITY. Worker's Compensation Insurance which shall fully comply with the statutory requirements of all applicable state and federal laws and Employers' Liability Insurance which limit shall be $500,000 per accident for Bodily Injury and $500,000 per employee/aggregate for disease. Company and its underwriter shall waive subrogation against NBSI.

         (b) COMMERCIAL GENERAL LIABILITY. Commercial General Liability Insurance with a minimum combined single limit of liability of $1,000,000 per occurrence and $2,000,000 aggregate for bodily injury and/or death and/or property damage and/or personal injury. This shall include products/completed operations coverage and shall also include Broad Form Contractual specifically covering this Agreement. Further, NBSI is to be added as an Additional Insured on this policy with respect to operations covered under this Agreement.

         (c) BUSINESS AUTOMOBILE LIABILITY. Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles and equipment used by Company with a minimum combined single limit of liability of $1,000,000 for injury and/or death and/or property damage.

         (d)  EXCESS COVERAGE. Excess coverage with respect to (A), (B) and
              (C) above with a minimum combined single limit of $5,000,000.

         (e) FIDELITY BOND. Company shall be responsible for loss to bank property and customer property, directly or indirectly, from dishonest acts of its employees in a minimum amount of $1,000,000. Company shall maintain Fidelity Bond coverage and NBSI shall be named as "Loss Payee, As Their Interest May Appear," on this Fidelity Bond.

17.0     MINORITY BUSINESS DEVELOPMENT INITIATIVE
17.01. Company recognizes the NationsBank Minority Business Development Initiative supporting Minority and Women-Owned Business Enterprises and is committed, to the maximum extent practicable, participation with minority and women-owned business enterprises in its construction, procurement, and professional Services programs.

17.02. DEFINITIONS. For purposes of this Agreement, the following are the definitions of "Minority-Owned Business Enterprise" and "Women-Owned Business Enterprise":

         (a) "Minority-Owned Business Enterprise" is recognized as a "for profit" business concern, public or privately owned, which is at least fifty-one percent (51%) owned, controlled and operated by one or more "Minority Individuals" who maintain United States citizenship.

         (b) "Minority Individuals" are recognized as Black Americans, Hispanic Americans, Native Americans (American Indians, Eskimos, Aleuts, and native Hawaiians), Asian-Pacific Americans, and other minorities as recognized by the United States Small Business Administration Office of Minority Small Business and Capital Ownership Development.

         (c) "Women-Owned Business Enterprise" is recognized as a "for profit" business concern which is at least fifty-one percent (51%) owned, controlled and operated by women who maintain United Stated citizenship.



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         (d)  To quality as a Minority or Women-Owned Business Enterprise
              ("M/WBE") under this Agreement, the M/WBE must be certified by an agency acceptable to NBSI.

17.03.   PARTICIPATION.

         (a) Company agrees that a minimum spending goal of five percent (5%) of the total dollar amount of this Agreement shall be provided by Minority Owned Business Enterprises.

         (b) Company agrees that a minimum spending goal of five percent (5%) of the total dollar amount of this Agreement shall be provided by Women Owned Business Enterprises.

17.04. Company shall provide NBSI monthly, by the 5th of each calendar month, a report which specifies the total amounts invoiced by and paid to such Minority and/or Women Owned Business Enterprises for the Calendar Month being reported. The report shall be in a format to be mutually agreed upon by Company and NBSI.

18.0     ADMINISTRATION
18.01. REPRESENTATIVES. Company shall designate an employee and NBSI shall designate employee(s) ("Representative(s)") to act on each respective party's behalf with regard to matters arising under this Agreement; however, such authority does not include the authority to alter or amend any term, condition, or provision of this Agreement. Thereafter, either party may change their respective Representative by providing the other party prior written notice.

18.02. CONSTRUING DOCUMENTS. Any terms and conditions included in purchase orders, invoices and the like used in conjunction with this Agreement shall be for the sole purpose of defining quantities, prices and a description of services or products to be provided hereunder and in no event shall such be construed to modify, amend, or alter the terms of this Agreement.

19.0     PRICING/FEES
19.01. FEES. NBSI shall pay Company for Services provided under this Agreement as set forth in EXHIBIT C hereto,

19.02. TRAVEL. Any travel by Company for the performance of Services under this Agreement shall be pre-approved by NBSI and reservations shall be made through NBSI's Travel Department, unless otherwise authorized by NBSI. Further, all pre-approved travel must be itemized on the monthly invoices submitted to NBSI and accompanied by supporting documentation.

19.03. ADDITIONAL FEES. ADDITIONAL FEES. Additional fees for Services not listed on EXHIBIT C shall be as mutually agreed in writing between NBSI and Company prior to performance.

19.04. The Service fees listed on EXHIBIT C may not be increased for a period of twelve (12) months from the date of this Agreement. Thereafter, the Service fees may only be increased by the mutual written agreement of NBSI and Company one time only during any twelve (12) month period. Company shall provide sixty (60) calendar days prior written notice to NBSI of any proposed price increases. Proposed price increases shall not exceed five (5%) percent of the current fees or the increase in the Consumer Price Index (CPI) for the preceding twelve (12) month period, whichever is less.

20.0     INVOICES/TAXES/PAYMENT
20.01. INVOICES. Invoices are to be submitted by Company monthly, in duplicate, to the address set forth in the applicable Contract Task Order. Invoices without reference to this Agreement reference number or listing Services that were not requested in writing by NBSI will not be paid but will be returned to Company. The items listed on Company's invoice must appear in the same sequence as listed on the Contract Task Order.

20.02. ITEMIZED INVOICES. Unless otherwise specified, invoices shall include and list all applicab1e taxes as a separate item. NBSI shall pay Company for all Services and applicable taxes invoiced in accordance with the terms of this Agreement, within thirty (30) calendar days of the date of receipt of invoice.

20.03. TAXES. NBSI will reimburse Company for all sales, use or excise taxes levied on amounts payable by NBSI to Company pursuant to this Agreement, provided that NBSI shall not be responsible for remittance of such taxes to applicable tax authorities. NBSI shall not be responsible for any ad valorem, income, franchise, privilege, value added or occupational taxes of Company. Company shall cooperate with NBSI's efforts to identity taxable and nontaxable portions of amounts payable pursuant to this Agreement (including segregation of such portions on invoices) and to obtain refunds of taxes paid, where appropriate. NBSI may furnish Company with certificates or other evidence supporting applicable exemptions from sales, use or excise taxation.

20.04. COMPLETION OF WORK. NBSI's payments, if any, for Services prior to the completion of such Services shall not diminish Company's obligations hereunder and shall not constitute a waiver of NBSI's rights or remedies hereunder.

21.0     RETENTION OF RECORDS/AUDIT
21.01. Retention of Records. For a period of not less than two (2) years after the termination of this Agreement, Company shall maintain at no additional cost to NBSI, in a reasonably accessible location, all material data, files and records pertaining to its performance under this Agreement and to charges and costs paid or payable by NBSI under this Agreement.

21.02. AUDIT. Throughout the term of this Agreement and for two (2) years thereafter, all of the Company's data, files and records referenced above may be inspected, audited and copied by NBSI, its duly authorized agents, representatives or employees or by federal or state agencies having jurisdiction over NBSI or an NBSI Affiliate, at such reasonable times as NBSI may determine.

22.0     TERMINATION
22.01. TERMINATION WITHOUT CAUSE. NBSI may terminate this Agreement at any time by providing Company with thirty (30) calendar days prior written notice indicating an intent to terminate.

22.02. TERMINATION UPON DEFAULT. In addition to any other remedies available to either party in law or equity or under this Agreement, upon the occurrence of a Termination Event (as defined below) with respect to either party, the other party may immediately terminate this Agreement by providing written notice of its intent to terminate.

22.03. TERMINATION EVENT. A Termination Event shall be deemed to have occurred if either party: (a) shall commit a material breach of its obligations under this Agreement, and the breach shall remain uncured for a period of thirty (30) calendar days after written notice of the breach is provided to the other party; (b) shall become insolvent, or generally unable to pay its debts as they become due, or shall become the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or shall make a general assignment for the benefit of its creditors; (c) shall commit a fraudulent act against the other party;
         (d) shall fail to comply with any material law, statute, rule or regulation applicable to such party.

22.04. Termination of this Agreement, however, shall not preclude Company's obligation to satisfactorily complete any Services requested under any Contract Task Order in effect at the time of termination, at the option of NBSI.

22.05. SURVIVAL. All provisions of this Agreement and related obligations concerning indemnification, security, examination/audit, confidentiality and representations and warranties shall survive the termination of this Agreement.

23.0     NOTICES
23.01. All material notices or other communications or notices required under this Agreement shall be given to the parties in writing as follows:
         (a) by registered or certified United States mail, return receipt requested and postage prepaid to the applicable addresses below, or to such other addresses as the parties may substitute by written notice given in the manner prescribed in this Section; (b) by hand delivery, including courier service delivery, to such addresses; or (c) by facsimile machine transmission, to the numbers provided below:

         If to NBSI:                              If to Company:

         Telecommunications                       Contracts Department
         One Independence Center                  505 Huntmar Park Drive
         101 N. Tryon Street                      Herndon, VA 22070
         NC1-001-02-07                            Telephone No.: 703/736-0193
         Charlotte, NC 28255-0001                 Facsimile : 703/742-8449
         Attn.: Otto Caudell, III
         Telephone No.: 704/386-4401
         Facsimile:  704/386-8876
                - and -
         Corporate Contracts & Procurement
         127 North Tryon Street, 2nd Flood
         NCI-018-02-01
         Charlotte, NC 28255
         Attn.: Phyllis Warren
         Telephone No.: 704/386-8213
         Facsimile: 704/386-8213


23.02. RECEIPT. Such notices shall be deemed to have been duly given either three (3) calendar days after the date of mailing as described above, or one (1) calendar day after being given to an express courier or when sent by facsimile and receipt confirmed.

24.0     ASSIGNMENT
24.01. ASSIGNMENT. Neither party may assign this Agreement or any of the rights or obligations under this Agreement without the prior written consent of the other party, and any such attempted assignment shall be void. Notwithstanding the foregoing however, NBSI may assign any of its rights and obligations under this Agreement to an NBSI Affiliate, the surviving corporation with or into which NBSI may merge or consolidate, or an entity to which NBSI transfers all, or substantially all, of its business and assets and Company may assign any of Company's rights and obligations under this Agreement to a Company subsidiary.

24.02. THIRD PARTY BENEFICIARIES. Subject to this Section, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. Except as specifically set forth in this Agreement, the parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such third party, against either of the parties hereto.

25.0     ARBITRATION
25.01. BINDING ARBITRATION. Any controversy or claim between or among the parties hereto shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, lnc./Endispute, Inc. ("J.A.M.S./Endispute"), and if

         J.A.M.S./Endispute is unable or legally precluded from administering the arbitration, then the American Arbitration Association ("AAA") will serve.

25.02. JUDGMENTS. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action in the Governing State set forth herein.

25.03. PROCEDURES. Upon receipt of demand for arbitration from either NBSI or Company, J.A.M.S./Endispute or AAA as applicable shall use its best efforts to appoint an arbitrator and notify NBSI and Company of such appointment within fifteen (15) calendar days and further to commence arbitration within ninety (90) calendar days. Any NBSI or Company demand for arbitration shall include detail sufficient to establish the nature of the dispute and shall be delivered to the other party concurrent with delivery to J.A.M.S./Endispute or AAA.

25.04. OTHER REMEDIES. Nothing in this Section shall limit the right of either Company or NBSI to obtain from a court provisional or ancillary remedies such as, but not limited to, injunctive relief, or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement.

26.0     APPLICABLE LAW
26.01. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina ("Governing State"). Each party hereby submits to the jurisdiction of such courts, and waives any objection to venue with respect to actions brought in such courts in the Governing State.

27.0     MISCELLANEOUS
27.01. CORRESPONDENCE. Where notice, approval or similar action by either party is permitted or required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

27.02. COMPLETE AGREEMENT. This Agreement, including EXHIBITs and all materials attached hereto or referenced herein, constitute the entire agreement of NBSI and Company with respect to the subject matter of this Agreement and any agreement(s) between Company and NBSI or any NBSI Affiliate with respect to the subject matter is hereby superseded and shall hereafter have no force or effect. Other than those remedies specifically disclaimed in this Agreement, all remedies set forth in this Agreement shall be in addition to all other remedies available under this Agreement or at law or in equity.

27.03. AMENDMENT AND WAIVERS. This Agreement may not be modified, waived or amended unless mutually agreed to in writing by the parties hereto.

27.04. CAPTION REFERENCES AND HEADINGS. All section headings in this Agreement are for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement.

27.05. SEVERABILITY. If any provision of this Agreement shall be held invalid for any reason, then such provision shall be severed from the remaining provisions of this Agreement and shall not affect the validity or enforceability of the other provisions of this Agreement, unless the invalidity of any such provision deprives any party of the economic benefit intended to be conferred by this Agreement.

27.06. WAIVER. Any waiver by either party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision, and any failure to enforce strict performance of any provision of this Agreement shall not be construed as a waiver or relinquishment to enforce strict performance in respect to such provision on any future occasion.

27.07. CONSTRUCTION. Notwithstanding the general rules of construction, both NBSI and Company acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

27.O8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original.


EXECUTED this 21st day of January, 1997


NBSI: NATIONSBANC SERVICES, INC.                COMPANY: NETWORK SOLUTIONS, INC.

BY: /s/BETTY W. LUTHER                          BY: /s/JAMES M. ULAM
    -----------------------------------             -------------------------

PRINTED NAME: Betty W. Luther                   PRINTED NAME:  James M. Ulam

OFFICER's TITLE: Vice President                 TITLE:  Director of Contracts

For more information regarding the negotiation and content of this Agreement, the following persons may be contacted:

FOR NBSI: Phyllis A. Warren                     FOR COMPANY: James M. Ulam

                                   EXHIBIT A

                      GENERAL CLASSIFICATIONS FOR SERVICES


The scope of work will be defined under each Task Order, and will meet one or more of the following general classifications:

- Engineering. Engineering support is defined as Network, Systems, Application, or other Information Technology engineering in which a professionally developed, technically accurate, cost effective, solution or product is delivered to NBSI.

- Technical Studies: Technical Studies is defined as research, reviews, requirements analyses, evaluations, or problem determination and recommendations that are professionally produced and delivered to NBSI.

- Operations Support. Operations Support is defined as network, systems, or platform operations and management in which day-to-day service objectives and cost versus performance are fundamental objectives and potential deliverables to NBSI.

- Project Management. Project Management is defined as professional management of projects or programs where such services as project planning and scheduling, staff supervision, and progress analysis and reporting are fundamental objectives and potential deliverables to NBSI.

NBSI will provide, at its cost, connectivity from the NationsBanc LAN/WAN to Company's Charlotte office. This connectivity will facilitate coordination and delivery of project support under this Agreement.

                                   EXHIBIT B

                                 JOB CATEGORIES


JOB CATEGORY: NETWORK ANALYST

POSITION DESCRIPTION

This is an entry level position for network analysis and engineering. The individual must possess a knowledge of network operations functions and demonstrated skills in analysis and diagnosis of network problems. The individual shall be experienced with specialized monitoring and diagnostic equipment and software. The individual may possess skills and training with particular Network Operating Systems (NOS) or network infrastructure support equipment, such as Routers, Switches, and Concentrators.

DUTIES RESPONSIBILITIES
- Provide support of the site's physical network, multi-user computer system LANs including backbone network connections and equipment, or desktop software and configurations.

- Troubleshoot problems on the site network, passing on all information, as necessary, to the users of the site network.

-        Provide coordination and/or automation of network subscriber requests.

- Provide logistic support to change-control and deployment of new network equipment and software.

EMPLOYMENT STANDARDS

Individual shall possess an Associates degree or equivalent education and experience plus four years applicable work experience and/or technical training. Knowledge and experience with networks to include LAN/WAN, SNA, and/or telecommunications.

                                  EXHIBIT B

                                 JOB CATEGORIES


JOB DESCRIPTION: NETWORK ENGINEER

POSITION DESCRIPTION

This is an intermediate level position for network analysis and engineering. The individual must possess a basic knowledge of network infrastructure design and modification and demonstrated skills with analysis, formulation, and delivery of moderately complex documentation and specifications including diagrams, technical studies, and cost-benefit analyses in support of their recommendations. The individual shall possess specialized skills and limited experience with particular Network architectures, protocols, and standards.

DUTIES AND RESPONSIBILITIES

- Provide technical engineering in support of projects and planning efforts with objective of delivering cost-effective solutions with sound, industry-standard approaches.

- Examine and review designs, processes, standards, and technologies for improvement and innovation, providing appropriate written/oral feed-back and recommendations.

- Assist in third-level network and network application problem analysis and trouble-shooting.

EMPLOYMENT STANDARDS

Individual shall possess a BA/BS degree or equivalent education and experience plus six years applicable work experience and/or technical training. Knowledge and experience with networks architectures to include LAN/WAN, SNA, and/or telecommunications. Individual must have knowledge of Internet/Intranet technologies.

                                   EXHIBIT B

                                 JOB CATEGORIES


JOB DESCRIPTION: NETWORK SPECIALIST

POSITION DESCRIPTION

This is a journeyman level position for network analysis and engineering. The individual must possess a broad knowledge of network infrastructure design and modification and demonstrated skills with analysis, formulation, and delivery of highly complex documentation and engineering specifications including detailed diagrams, technical studies, and cost-benefit analyses in support of their recommendations. The individual shall possess specialized skills and experience with a broad base of Network architectures, protocols, and standards.

DUTIES AND RESPONSIBILITIES

- Provide technical engineering in support of projects and planning efforts with objective of delivering cost-effective solutions with sound, industry-standard approaches.

- Examine and review designs, processes, standards, and technologies for improvement and innovation, providing appropriate written/oral feed-back and recommendations.

- Conduct or assist with major requirements studies and deliver recommendations.

- Provide third-level network and network application problem analysis and trouble-shooting.

- Provide review and guidance on internal network policies and standards, wherever applicable.

- Provide review and guidance for access to external networks including the Internet, to assure adherence to any and all applicable policies and standards.

EMPLOYMENT STANDARDS

Individual shall possess a BA/BS degree or equivalent education and experience plus six years applicable work experience and/or technical training. Knowledge and experience with networks to include LAN/WAN, SNA, and/or telecommunications. Individual must have knowledge and experience with integration of Internet/Intranet technologies.

                                   EXHIBIT B

                                 JOB CATEGORIES


JOB DESCRIPTION: NETWORK CONSULTANT

POSITION DESCRIPTION

This is a journeyman level position for network consulting. The individual must possess a broad background of knowledge and experience to support integration and optimization of network technologies and applications. The individual possesses a broad base of skills and experience with Network architectures, protocols, and standards. The individual may possess specialized skills in specific industry-standard networking solutions, such as IP-based or SNA Networks.

DUTIES AND RESPONSIBILITIES

- Provide technical consulting in support of projects and planning efforts with objective of delivering cost-effective solutions with sound, industry-standard approaches.

- Examine and review designs, processes, standards, and technologies for improvement and innovation, providing appropriate written/oral feed-back and recommendations.

- Independently conduct or lead major requirements studies and deliver recommendations.

- Provide third-level network and network-application problem analysis and trouble-shooting.

- Provide review and guidance on internal network policies and standards, wherever applicable.

- Provide review and guidance for access to external networks including the Internet, to assure adherence to any and all applicable policies and standards.

-        Provide project planning and support.

EMPLOYMENT STANDARDS

Individual shall possess a BA/BS degree or equivalent education and experience plus eight years applicable work experience and/or technical training. An advanced degree is desirable. Knowledge and experience with networks to include LAN/WAN, SNA, and/or telecommunications. Individual must have knowledge and experience with integration of Internet/Intranet technologies.

                                   EXHIBIT B

                                 JOB CATEGORIES


JOB DESCRIPTION: ADVISORY NETWORK CONSULTANT

POSITION DESCRIPTION

This is a senior level position for network consulting. Individuals in this position shall fully participate in complex analysis and design projects. The individual must possess a broad background of knowledge and experience to support integration and optimization of network technologies and applications. The individual shall possess a broad base of skills and experience with Network architectures, protocols, and standards. The individual shall possess specialized skills in one or more specific industry-standard networking solutions, such as IP-based or SNA Networks.

DUTIES AND RESPONSIBILITIES

- Provide technical consulting in support of projects and planning efforts with objective of delivering cost-effective solutions with sound, industry-standard approaches.

- Examine and review designs, processes, standards, and technologies for improvement and innovation, providing appropriate written/oral feed-back and recommendations.

- Independently conduct or lead major requirement studies and deliver recommendations.

- Provide third-level network and network-application problem and analysis and trouble-shooting.

- Provide review and guidance for access to external networks including the Internet, to assure adherence to any and all applicable policies and standards.

-        Conduct technology studies, reviews, and investigations.

-        Provide project planning and support.

-        Provide project leadership.

EMPLOYMENT STANDARDS

Individual shall possess a BA/BS degree or equivalent education and experience plus 10 years applicable work experience and/or technical training. An advanced degree is desirable. Knowledge and experience with networks to include LAN/WAN, SNA, and/or telecommunications. Individual must have knowledge and experience with integration of Internet/Intranet technologies.

                                   EXIIIBIT B

                                 JOB CATEGORIES


JOB DESCRIPTION: PRINCIPAL NETWORK CONSULTANT

POSITION DESCRIPTION

This is a mastery level position for network consulting. The individual shall possess a broad technical and analytical background of knowledge and experience to support integration and optimization of network technologies and applications. The individual shall possess a broad base of skills and experience with consulting services to all areas of the company, including marketing/business acquisition, current client support, technical staff development, and strategic planning. The individual shall be capable of performing independently, as required, and provide team leadership to assigned technical staff members. The individual shall also interact with senior level technical and executive staff; both within Network Solutions and with current potential clients. Individuals in this position are expected to compose and deliver, orally and in writing, reports and presentations of the highest professional quality.

DUTIES AND RESPONSIBILITIES

- Provide technical consulting in support of projects and planning efforts with objective of delivering cost-effective solutions with sound, industry-standard approaches.

- Examine and review designs, processes, standards, and technologies for improvement and innovation, providing appropriate written/oral feed-back and recommendations.

- Independently conduct or lead major requirement studies and deliver recommendations.

- Provide third-level network and network-application problem analysis and trouble-shooting.

- Provide review and guidance on internal network policies and standards, wherever applicable.

- Provide review and guidance for access to external networks including the Internet, to assure adherence to any and all applicable policies and standards.

-        Conduct technology studies, reviews, and investigations.

-        Provide project planning and support.

-        Provide project management support.


EMPLOYMENT STANDARDS

Individual shall possess a BA/BS degree or equivalent education and experience plus ten years applicable work experience and/or technical training. An advanced is desirable. Knowledge and experience with networks to include LAN/WAN, SNA, and/or telecommunications. Individual must have knowledge and experience with integration of Internet/Intranet technologies.

                                   EXHIBIT C

         NATIONSBANC MASTER CONTRACT TIME AND MATERIAL/LABOR HOUR RATES

------------------------------------------------------------------------------------------------
LABOR CATEGORY                                   DURATION OF                      LONGER THAN 6
                                                 ASSIGNMENT                       MONTHS
                                                 1 HOUR TO 6 MONTHS
------------------------------------------------------------------------------------------------
PRINCIPAL NETWORK CONSULTANT                     $173                             $138
--------------------------------------------------------------------------------------
ADVISOR NETWORK CONSULTANT                       $158                             $126
--------------------------------------------------------------------------------------
NETWORK CONSULTANT                               $143                             $114
--------------------------------------------------------------------------------------
NETWORK SPECIALIST                               $124                             $99
-------------------------------------------------------------------------------------
NETWORK ENGINEER                                 $109                             $87
-------------------------------------------------------------------------------------
NETWORK ANALYST                                  $94                              $75
-------------------------------------------------------------------------------------


Subject to Section 19.04 of this Agreement, the above listed rates are valid through December 31, 1999. Material, travel and other direct costs incurred in the performance of the Agreement shall be reimbursed at cost plus a 5% handling fee. Lodging and travel arrangements for Company will be made by NBSI. Task Order modifications which extend the duration of the assignment will not entitle NBSI to a credit or refund resulting from the change in the hourly rate. If a Task Order modification shortens the duration of the assignment so that the effective hourly rate increases, Company is entitled to bill the higher rate from the date of the modification.